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MATERIAL BELOW MARKED BY AN "***" HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THIS ENTIRE EXHIBIT INCLUDING THE OMITTED CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION
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Exhibit 10.3
MIDCAP BUSINESS CREDIT LLC

LOAN AND SECURITY AGREEMENT
(ALL ASSETS)

March ____, 2015

1.           SECURITY INTEREST. Vertex Energy, Inc., a Nevada corporation ("Vertex Energy"), Vertex Energy Operating, LLC, a Texas limited liability company ("Vertex Energy Operating"), Vertex Acquisition Sub, LLC, a Nevada limited liability company ("Vertex Acquisition"), Vertex Refining LA, LLC, a Louisiana limited liability company ("Vertex Refining"), Vertex II GP, LLC, a Nevada limited liability company ("Vertex II GP"), Vertex Merger Sub, LLC, a California limited liability company ("Vertex Merger"), Cedar Marine Terminals, LP, a Texas limited partnership ("Cedar Marine"), Crossroad Carriers, L.P., a Texas limited partnership ("Crossroad Carriers"), H & H Oil, L. P., a Texas limited partnership ("H & H"), and Vertex Recovery, L.P., a Texas limited partnership ("Vertex Recovery") (Vertex Energy, Vertex Energy Operating, Vertex Acquisition, Vertex Refining, Vertex II GP, Vertex Merger, Cedar Marine, Crossroad Carriers, H & H and Vertex Recovery are hereinafter, individually and collectively referred to as the "Borrower"), for valuable consideration, receipt whereof is hereby acknowledged, hereby grants to MidCap Business Credit LLC, a Texas limited liability company, the secured party hereunder (hereinafter called the "Lender"), a continuing security interest in and to, and assigns to Lender, all assets of the Borrower, wherever located and whether now owned or hereafter acquired, including, without limitation, the following:  all accounts, chattel paper, documents, general intangibles, instruments, deposit accounts, letter of credit rights, supporting obligations, commercial tort claims, investment property, inventory, equipment and other goods (as those terms are defined in the Uniform Commercial Code) and all proceeds and products of all of the foregoing in any form, including, without limitation, all proceeds of credit, fire or other insurance, and also including, without limitation, rents and profits resulting from the temporary use of any of the foregoing (hereinafter called the "Collateral").

2.           OBLIGATIONS SECURED. The security interest granted hereby is to secure payment and performance of all debts, liabilities and obligations of Borrower to Lender hereunder and also any and all other debts, liabilities and obligations of Borrower to Lender of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, whether or not such obligations are related to the transactions described in this Agreement, by class, or kind, or whether or not contemplated by the parties at the time of the granting of this security interest, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money including, without limitation, all interest, fees, charges and expenses (all hereinafter called "Obligations").

3.           BORROWER'S PLACES OF BUSINESS, INVENTORY LOCATIONS AND RETURNS POLICY.  Borrower warrants that Borrower has no places of business other than those listed on Schedule "A".

Borrower's principal executive office and the office where Borrower keeps its records concerning its accounts, contract rights and other property, is that shown at the end of this Agreement.  All inventory presently owned by Borrower is stored at the locations set forth on Schedule "A".

Borrower will promptly notify Lender in writing of any change in the location of any place of business or the location at which inventory is stored or the establishment of any new place of business or location at which inventory is stored or office where its records are kept which would be shown in this Agreement if it were executed after such change.

4.           BORROWER'S REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that:

(a)           Each Borrower is duly organized, validly existing and in good standing under the laws of the State of its organization and shall hereafter remain in good standing in that state, and is duly qualified and in good standing in every other state in which it is doing business, and shall hereafter remain duly qualified and in good standing in every other state in which the failure to qualify or become licensed could have a material adverse effect on the financial condition, business or operations of such Borrower or the value of any Collateral.

(b)           Borrower's exact legal name is as set forth in this Agreement.

(c)           The organizational identification number of each Borrower is as set forth on Schedule "A" annexed hereto.

(d)           The execution, delivery and performance of this Agreement, and any other document executed in connection herewith, are within Borrower's powers, have been duly authorized, are not in contravention of law or the terms of Borrower's charter, by−laws, operating agreement or other organizational papers, or of any indenture, agreement or undertaking to which a Borrower is a party or by which it or any of its properties may be bound.

(e)           All Certificates of Incorporation, Articles of Organization and Certificates of Formation and all amendments thereto of Borrower have been duly filed.  All capital stock and/or membership interests issued by Borrower and outstanding was and is properly issued and all books and records of Borrower, including but not limited to its minute books, by−laws, operating agreement and books of account, are accurate and up to date and will be so maintained.

(f)           The exact legal names of the entities entering into Negative Pledge Agreements with the Lender are as follows:  E-Source Holdings, LLC ("E-Source"), Vertex Refining OH, LLC ("Vertex Ohio") and Vertex Refining NV, LLC ("Vertex Nevada") (E-Source, Vertex Ohio and Vertex Nevada are hereinafter collectively referred to as the "Affiliate").

(g)           Vertex Energy and its consolidated subsidiaries own all of the assets reflected in the most recent of Borrower's financial statements provided to Lender, except assets sold or otherwise disposed of in the ordinary course of business since the date thereof, and such assets together with any assets acquired since such date, including without limitation the Collateral, are free and clear of any lien, pledge, security interest, charge, mortgage or encumbrance of any nature whatsoever, except (i) the security interests and other encumbrances (if any) listed on Schedule "B" annexed hereto, (ii) those leases of personal property set forth on Schedule "C" annexed hereto, (iii) those liens permitted pursuant to Section 15(d) of this Agreement (hereinafter "Permitted Liens"), or (iv) liens and security interests in favor of Lender.

(h)           Borrower and Affiliate have made or filed (or is subject to a duly filed extension) all tax returns, reports and declarations relating to any material tax liability required by any jurisdiction to which it is subject (any tax liability which may result in a lien on any Collateral being hereby deemed material); have paid all taxes shown or determined to be due thereon except those being contested in good faith and which Borrower has, prior to the date of such contest, identified in writing to Lender as being contested; and have made adequate provision for the payment of all taxes so contested, so that no lien will encumber any Collateral, and in respect of subsequent periods.

(i)           Borrower (i) is subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which could have a material adverse effect on its financial condition or business, and (ii) is in compliance with its charter documents, by−laws and operating agreement, all contractual requirements by which it or any of its properties may be bound and all applicable laws, rules and regulations (including without limitation those relating to environmental protection) other than laws, rules or regulations the validity or applicability of which it is contesting in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect its financial condition or business or the value of any Collateral.

(j)           There is no action, suit, proceeding or investigation pending or, to Borrower's knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its financial condition or business or the value of any Collateral.

(k)           Borrower is in compliance with ERISA; no Reportable Event has occurred and is continuing with respect to any Plan; and it has no unfunded vested liability under any Plan.  The word "Plan" as used in this Agreement means any employee plan subject to Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA") maintained for employees of Borrower, any subsidiary of Borrower or any other trade or business under common control with Borrower within the meaning of Section 414(c) of the Internal Revenue Code of 1986 or any regulations thereunder.

(l)           Neither Borrower nor, to the knowledge of Borrower, any of its owners, subsidiaries or affiliates, is in violation of any laws relating to terrorism or money laundering ("Anti-Terrorism Laws"), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the "Executive Order"), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(m)           Neither Borrower nor, to the knowledge of Borrower, any of its owners, subsidiaries or affiliates or other agent of Borrower acting or benefitting in any capacity in connection with the transactions contemplated hereunder, is any of the following: (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a person that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order; or (v) a person that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control ("OFAC") at its official website or any replacement website or other replacement official publication of such list.

(n)           Neither Borrower nor, to the knowledge of Borrower, any agent of any of its owners, subsidiaries or affiliates acting in any capacity in connection with the transactions contemplated hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in subsection (l) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.           LOANS AND OTHER FINANCIAL ACCOMMODATIONS.

(a)           From time to time upon Borrower’s request, so long as the sum of the aggregate principal amount of all revolving loans outstanding and the requested loan does not exceed the lesser of (i) the Borrowing Base (as defined below), or (ii) the Credit Limit (as defined below), Lender shall make such requested loan, provided that there has not occurred an Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default.

        In order to facilitate the borrowing procedure hereunder, the Borrower hereby appoints Vertex Energy Operating as Borrower's duly authorized agent to request, receive and distribute loans hereunder and to communicate with Lender with respect hereto, and Vertex Energy Operating does hereby accept such appointment.

(b)           All loans made by Lender pursuant to this Section 5 shall bear interest and, at the option of Lender, shall be evidenced by and repayable in accordance with a revolving note drawn to the order of Lender substantially in the form of Exhibit 1 hereto (the "Note"), as the same may hereafter be amended, supplemented or restated from time to time and any note or notes issued in substitution therefor, but in all events shall be conclusively evidenced by Lender's records of loans and repayments.

Interest will be charged to Borrower at a fluctuating rate which is the daily equivalent to a rate equal to the aggregate of : (x) the Prime Rate, and (y) one and three-quarters of one (1.75%) percent per annum, or at such other rate agreed on from time to time by the parties, upon the greater of (i) any balance owing to Lender at the close of each day; or (ii) a minimum assumed average daily loan balance of Three Million ($3,000,000.00) Dollars (the "Minimum Loan Balance").  The rate of interest payable by Borrower shall be changed effective as of that date in which a change in the Prime Rate becomes effective.  Interest shall be computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days. The term "Prime Rate" as used herein and in any supplement and amendment hereto shall mean the Prime Rate as published from time to time in the "Money Rates" section of The Wall Street Journal or any successor publication, or in the event that such rate is no longer published in The Wall Street Journal, a comparable index or reference selected by Lender. The Prime Rate need not and may not necessarily be the lowest or most favorable rate. Interest shall be payable in lawful money of the United States of America to Lender, or as Lender shall direct, without set-off, deduction or counterclaim monthly, in arrears, on the first day of each month, commencing on the first day of the month next succeeding the date hereof.

(c)           The term "Borrowing Base" as used herein shall mean the sum of the following:

(i)           eighty-five (85%) percent of the unpaid face amount of Qualified Accounts (as defined below) or such other percentage thereof as may from time to time be fixed by Lender upon notice to Borrower, if Lender determines in its reasonable judgment that there has been a change in circumstances relating to any or all Accounts from those circumstances in existence on or prior to the date hereof, PLUS

(ii)           the lesser of (A) Three Million ($3,000,000.00) Dollars, or (B) fifty (50%) percent of the cost or market value, whichever is lower, of all Eligible Inventory (as defined below), MINUS

(iii)           the Borrowing Base Reserve (as defined below).

The foregoing notwithstanding, the Borrower and the Lender agree that until such time as (i) the Borrower completes a capital stock offering, the net cash proceeds of which are not less than Nine Million One Hundred Thousand ($9,100,000.00) Dollars (consistent with Section 5.13(b) of the GS Credit Agreement (as defined in Section 15(d) hereof) as amended as of the date hereof), or (ii) the date that the Borrower and Goldman Sachs enter into an amendment, in form and substance satisfactory to Lender, eliminating the prepayment requirement set forth in Section 2.13(f) of the GS Credit Agreement as amended as of the date hereof, the advance rate against Qualified Account shall be reduced to fifty-three (53%) percent and the advance rate against Eligible Inventory shall be reduced to thirty-one (31%) percent.

The advance rate against Qualified Accounts shall be reduced by one (1%) percentage point for each percentage point by which Dilution is in excess of three (3%) percent.

The term "Borrowing Base Reserve" as used herein means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as the Lender may from time to time establish and adjust in reducing the amount available for borrowing (a) to reflect events, conditions, contingencies or risks which, as determined by the Lender, do or may affect (i) the Collateral or its value, (ii) the assets or business of the Borrower, or (iii) the security interests and other rights of the Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect the Lender’s judgment that any collateral report or financial information furnished by or on behalf of the Borrower to the Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts that the Lender determines constitutes an Event of Default.

The term "Dilution" as used herein shall mean , as of any date of determination, a percentage, based upon the year-to-date period ending on the date of determination, that is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts as determined by Lender in its sole discretion during such period, by (b) Borrower’s gross sales during such period (excluding non-recurring items).

Without limiting Lender's discretion, notwithstanding the actual net face value of any Qualified Account of Borrower, for purposes of computing the Borrowing Base, the value of all Qualified Accounts due from any account debtor shall not exceed the sum of Five Hundred Thousand ($500,000.00) Dollars in the aggregate.  Lender may, in its sole discretion, raise or lower the Five Hundred Thousand ($500,000.00) Dollar limit set forth in the immediately preceding sentence without in any way creating a course of conduct which requires Lender to maintain such raised or lowered limit or to raise or lower such limit again in the future.  Lender, in its exercise of its discretion, has initially set higher credit limits on those customers of Borrower set forth on Exhibit 2 attached hereto.

(d)           The term "Credit Limit" as used herein shall mean an amount equal to Seven Million ($7,000,000.00) Dollars.

(e)           Borrower hereby authorizes and directs Lender, in Lender's sole discretion (provided, however, Lender shall have no obligation to do so): (i) to pay accrued interest as the same becomes due and payable pursuant to this Agreement or pursuant to any note or other agreement between Borrower and Lender by charging any of Borrower's accounts under the control of Lender; or (ii) subject to the Intercreditor Agreement (as defined in Section 23(q) below), to apply the proceeds of Collateral, including, without limitation, payments on accounts and other payments from sales or lease of inventory and any other funds to the payment of such items.  Lender shall promptly notify Borrower of any such charges or applications.

(f)           The Borrowing Base formula set forth above is intended solely for monitoring purposes.  The making of loans, advances, and credits by Lender to Borrower in excess of the above described Borrowing Base formula is for the benefit of Borrower and does not affect the obligations of Borrower hereunder; all such loans constitute Obligations and must be repaid by Borrower in accordance with the terms of this Agreement.

(g)           Borrower shall pay to Lender the principal amount of all loans as follows:

(i)           Borrowing Base Exceeded. Whenever the outstanding principal balance of all loans exceed the Borrowing Base, Borrower shall immediately pay to Lender the excess of the outstanding principal balance of the loans over the Borrowing Base.

(ii)           Payment in Full on Termination. On termination of this Agreement, pursuant to Section 21 or acceleration of the obligations pursuant to Section 16, Borrower shall pay to Lender the entire outstanding principal balance of all loans and shall deliver to Lender cash collateral in an amount equal to the aggregate of (A) amounts then undrawn on all outstanding Letters of Credit issued pursuant to this Agreement for the account of the Borrower, and (B) the amount of all outstanding acceptances issued pursuant to this Agreement.

(h)          Lender may, at any time and from time to time, in its reasonable judgment establish reserves against the Accounts and/or the Inventory of the Borrower.  The amount of such reserves shall be subtracted from Qualified Accounts or Eligible Inventory, as applicable, when calculating the amount of the Borrowing Base.

(i)           It is the intention of the parties hereto to comply strictly with applicable usury laws, if any; accordingly, notwithstanding any provisions to the contrary in this Agreement or any other documents or instruments executed in connection herewith, in no event shall this Agreement or such documents or instruments require or permit the payment, taking, reserving, receiving, collecting or charging of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws.  If any such excess interest is called for, contracted for, charged, paid, taken, reserved, collected or received in connection with the Obligations or in any communication by Lender or any other person or entity to the Borrower or any other person or entity, or in the event all or part of the principal of the Obligations or interest thereon shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, collected, reserved, or received on the amount of principal actually outstanding from time to time under this Agreement shall exceed the maximum amount of interest permitted by applicable usury laws, if any, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither the Borrower nor any other person or entity now or hereafter liable for the payment of the Obligations shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, if any, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance hereof or, if the Obligations have been or would be paid in full by such credit, refunded to the Borrower, and (iv) the provisions of this Agreement and the other documents or instruments executed in connection herewith, and any communication to the Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof.  Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, collected, reserved, or received in connection herewith which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Obligations, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, collected, reserved or received.  The terms of this paragraph shall be deemed to be incorporated in every loan document and communication relating to the Obligations.

6.           DEFINITION OF QUALIFIED ACCOUNT.  The term "Qualified Account", as used herein, means an account owing to Borrower which met the following specifications at the time it came into existence and continues to meet the same until it is collected in full:

(a)           The account is not unpaid more than ninety (90) days from the date of the invoice thereof.

(b)           The account arose from the performance of services or an outright sale of goods by Borrower, such goods have been shipped or title transferred to the account debtor, and Borrower has possession of, or has delivered to Lender, shipping and delivery receipts evidencing such shipment or has evidence of the same.

(c)           The account is not subject to any prior assignment, claim, lien, or security interest, and Borrower will not make any further assignment thereof or create any further security interest therein, except as set forth on Schedule "B" annexed hereto, nor permit Borrower's rights therein to be reached by attachment, levy, garnishment or other judicial process.

(d)           The account is not subject to set−off, credit, allowance or adjustment by the account debtor, except discount allowed for prompt payment and the account debtor has not complained as to his liability thereon and has not returned any of the goods from the sale of which the account arose.

(e)           The account arose in the ordinary course of Borrower's business and did not arise from the performance of services or a sale of goods to a supplier or employee of Borrower.

(f)           No notice of bankruptcy or insolvency of the account debtor has been received by or is known to Borrower.

(g)           The account is not owed by an account debtor whose principal place of business is outside the United States of America or Canada, unless (i) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Lender in all respects, in its sole discretion, or (ii) covered by a foreign receivables insurance policy acceptable to the Lender in its sole discretion which names Lender as beneficiary or co-insured.

(h)           The account is not owed by an entity which is a parent, brother/sister, subsidiary or affiliate of Borrower.

(i)           The account debtor is not located in the State of New Jersey, in the State of Minnesota or in the State of West Virginia (or any other state that requires an entity to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against an account debtor in the courts or through any judicial process of such state), unless (i) Borrower has filed and shall file all legally required Notice of Business Activities Reports with the New Jersey Division of Taxation, the Minnesota Department of Revenue or the West Virginia Department of Tax and Revenue, as the case may be; or (ii) Borrower is exempt from such filing requirement.

(j)           The account is not evidenced by a promissory note.

(k)           The account did not arise out of any sale made on a bill and hold, dating or delayed shipment basis.

(l)           The account does not arise out of a progress billing prior to completion of the order therefor.

(m)           Lender, in accordance with its normal credit policies, has not, for any reason, deemed the account or the account debtor to be unacceptable.

PROVIDED THAT if at any time twenty-five (25%) percent or more of the aggregate amount of the accounts due from any account debtor are unpaid in whole or in part more than ninety (90) days from the respective dates of invoice, from and after such time none of the accounts (then existing or hereafter arising) due from such account debtor shall be deemed to be Qualified Accounts until such time as less than twenty-five (25%) percent of the unpaid accounts due from such account debtor are (as a result of actual payments received thereon) more than ninety (90) days from the date of invoice; accounts payable by Borrower to an account debtor shall be netted against accounts due from such account debtor and the difference (if positive) shall constitute Qualified Accounts from such account debtor for purposes of determining the Borrowing Base (notwithstanding paragraph (d) above);  characterization of any account due from an account debtor as a Qualified Account shall not be deemed a determination by Lender as to its actual value nor in any way obligate Lender to accept any account subsequently arising from such account debtor to be, or to continue to deem such account to be, a Qualified Account; it is Borrower's responsibility to determine the creditworthiness of account debtors and all risks concerning the same and collection of accounts are with Borrower; and all accounts whether or not Qualified Accounts constitute Collateral.

7.           DEFINITION OF ELIGIBLE INVENTORY.  The term "Eligible Inventory", as used herein, means Borrower's raw material and finished goods which are initially and at all times until sold: consist of distressed hydrocarbon and petrochemical streams in the case of raw material, consist of processed or refined hydrocarbon and petrochemical streams in the case of finished goods,  merchantable and saleable through normal trade channels; at a location which has been identified in writing to Lender; subject to a perfected first priority security interest in favor of Lender; owned by Borrower free and clear of any lien except (a) in favor of Lender, (b) set forth on Schedule "B" annexed hereto, or (c) Permitted Liens; not obsolete, not scrap, not waste (unless saleable in the ordinary course of operations of Borrower), not defective goods and the like, not excess, and is currently saleable in the ordinary course of the operations of Borrower; have been produced by Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders promulgated thereunder; not stored with a bailee, warehouseman or similar party unless Lender has given its prior written consent thereto; not work in process; not perishable or alive; not supplies; not packaging; not sample inventory or customer supplied parts or inventory; and have not been designated by Lender, in its sole discretion, as unacceptable for any reason by notice to Borrower.  The value of Eligible Inventory located at an outside processor shall be reduced by the amount of accounts payable due to such outside processor.

Borrower acknowledges that the inventory located at LBC Houston, L.P.'s Bayport, Texas Facility, will not be deemed to  be Eligible Inventory until such time as Lender has received a Landlord's Consent and Waiver of Lien for the two 6,500 Barrel Carbon Steel Tanks (B-7 and B-11) located at LBC Houston, L.P.'s Bayport, Texas Facility.

8.           LENDER'S REPORTS.  After the end of each month, Lender will render to Borrower a statement of Borrower's loan account with Lender hereunder, showing all applicable credits and debits.  Each statement shall be considered correct and to have been accepted by Borrower and shall be conclusively binding upon Borrower in respect of all charges, debits and credits of whatsoever nature contained therein under or pursuant to this Agreement, and the closing balance shown therein, unless Borrower notifies Lender in writing of any discrepancy within twenty (20) days from the mailing by Lender to Borrower of any such monthly statement.

9.           CONDITIONS OF LENDING.

(a)           The willingness of Lender to consider making the initial loan hereunder shall be subject to the condition precedent that Lender shall have received all of the following, each in form and substance satisfactory to Lender:

(i)             This Agreement, properly executed on behalf of Borrower.

(ii)            The Note drawn to the order of Lender in the face amount of the Credit Limit.

(iii)           A true and correct copy of any and all leases pursuant to which Borrower is leasing any real property, together with a landlord’s consent and waiver with respect to such real property.

(iv)           Current searches of appropriate filing offices showing that (A) no state or federal tax liens have been filed and remain in effect against Borrower, (B) no financing statements have been filed and remain in effect against Borrower, except those financing statements relating to liens set forth on Schedule "B", the liens of the secured lender to be paid with the proceeds of the initial loan and those financing statements filed by Lender, and (C) Lender has duly filed all financing statements necessary to perfect the security interests granted hereunder, to the extent the security interests are capable of being perfected by filing.

(v)            A certificate of the Secretary, Manager or General Partner of Borrower, certifying as to (A) the resolutions of the directors, managers and/or general partners and, if required, the shareholders and members of Borrower, authorizing the execution, delivery and performance of this Agreement and related documents, (B) the Articles of Organization, Certificate of Formation, By-Laws, Operating Agreement and/or Partnership Agreement of Borrower, and (C) the signatures of the officers, managers, general partners or agents of Borrower authorized to execute and deliver this Agreement and other instruments, agreements and certificates, including loan requests, on behalf of Borrower.

(vi)           A current certificate issued by the Secretary of State of the state of Borrower’s organization, certifying that Borrower is in compliance with all organizational requirements of such state.

(vii)           Evidence that Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(viii)         An opinion of counsel to Borrower, addressed to Lender.

(ix)           Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in favor of Lender and naming the Lender as an additional insured.

(x)           The Intercreditor Agreement, properly executed by Goldman Sachs Bank USA, in form and substance satisfactory to Lender.

(xi)           Evidence that Goldman Sachs Bank USA has waived all known current violations of its loan agreement or has entered into a forbearance agreement with Borrower on terms and conditions satisfactory to Lender.

(xii)           Junior mortgages on all real estate subject to mortgages in favor of Goldman Sachs Bank USA.

(xiii)          Copies of all existing agreements between Borrower and any landlord, warehouseman, processor, shipper, bailee or other person that owns any property at which any Collateral may be dept or that otherwise may process or handle any Collateral, including without limitation, Marrero Refinery located in Louisiana, KMTEX located in Port Arthur, Texas, and LBC Tank Terminals located in Seabrook, Texas.

(xiv)          Payment of the fees due through the date of the initial loan and expenses incurred by Lender through such date required to be paid by Borrower pursuant to this Agreement.

(xv)          A Borrowing Base Certificate which indicates that Borrower has the necessary loan availability to pay Bank of America, N.A.

(xvi)          Such other documents, instruments and agreements as Lender in its sole but reasonable discretion may require.

(xvii)         Evidence that after making the initial loan and the payment by Borrower of all fees and expenses incurred in connection therewith, satisfying all obligations owed to Bank of America, N.A., satisfying any payables stretched beyond their customary payment practices, and other past due obligations of the Borrower (including book overdrafts and delinquent payroll taxes), the amount, by which the Borrowing Base exceeds the principal balance of the Note, shall not be less than One Million ($1,000,000.00) Dollars.

(xviii)        A Customer Identification Information form and such other forms and verification as the Lender may need to comply with the U.S.A. Patriot Act.

(b)           Lender will not consider a request for any loan to be made after the date of this Agreement unless on the date thereof:

(i)           the representations and warranties contained in Sections 3 and 4 hereof are correct on and as of the date of such loan, as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date;

(ii)          no event has occurred and is continuing, or would result from such loan which constitutes an Event of Default or which, with notice or the passage of time or both, would constitute an Event of Default; and

(iii)           no act, condition, event or circumstance that, taken alone or in conjunction with other events or circumstances, has a material adverse effect, taken as a whole, on (A) the business operations, properties, assets, condition (financial or otherwise) or prospects of Vertex Energy and its subsidiaries taken as a whole; (B) the ability of any Borrower to fully and timely perform its obligations; (C) the legality, validity, binding effect, or enforceability against any Borrower of any loan document to which it is a party; or (D) the rights, remedies and benefits available to, or conferred upon, Lender under this Agreement or any related loan document.

10.           FEES.

(a)           Facility Fee.  Borrower shall pay to the Lender a non-refundable annual fee equal to the then Credit Limit times three-quarters of one (.75%) percent due and payable upon the execution of this Agreement and on each anniversary date of this Agreement.

(b)           Audit Fees. The Borrower hereby agrees to pay the Lender, on demand, audit fees in connection with any audits or inspections conducted by the Lender or its agents of any Collateral or the Borrower's operations or business at reasonable rates established from time to time by the Lender as its audit fees (which fees are currently Nine Hundred Fifty ($950.00) Dollars per person, per 7½ hour day), together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection; provided, however, that absent (i) demand for repayment made by the Lender; or (ii) the occurrence of an Event of Default hereunder, Borrower shall not have to reimburse Lender for more than four (4) such audits in any given twelve-month period.

(c)           Collateral Monitoring Charge.  The Borrower hereby agrees to pay the Lender a monthly collateral monitoring charge for services rendered by the Lender in connection with the maintenance of this revolving line of credit (the "Collateral Monitoring Charge").  The amount of the Collateral Monitoring Charge shall be equal to two-tenths of one (.20%) percent multiplied by the greater of (i) the average balance of the loan owing to Lender at the close of each day for such monthly period, or (ii) the Minimum Loan Balance (the "Minimum Collateral Monitoring Charge").  The Collateral Monitoring Charge shall be reduced on a pro-rata basis during the first and last months of the Term (as defined below) if less than a full calendar month.

(d)           Unused Line Fee.  Borrower shall pay to Lender a fee equal to three-quarters of one (.75%) percent per annum of the difference between (i) the Credit Limit, and (ii) the greater of (A) the Minimum Loan Balance, or (B) the average amount of the principal balance of loans outstanding for each monthly period this Agreement is in effect.  Such fee shall be payable monthly in arrears and shall be treated as a loan to Borrower, which shall be added to Borrower's loan balance pursuant to this Agreement.

(e)           Placement Fee.  Borrower shall pay to Lender a one-time placement fee equal to the Credit Limit times one-half of one (.50%) percent due and payable upon the execution of this Agreement.  Such fee shall be remitted by Lender to Strategic Finance, LLC.

11.           COLLECTIONS; SET OFF; DEPOSIT ACCOUNTS; NOTICE OF ASSIGNMENT; EXPENSES; POWER OF ATTORNEY.

(a)           Borrower will promptly, upon receipt of all checks, drafts, cash and other remittances in payment of any inventory sold or in payment or on account of Borrower's accounts, contracts, contract rights, notes, bills, drafts, acceptances, general intangibles, choses in action and all other forms of obligations, deliver the same to Lender accompanied by a remittance report in form specified by Lender.  Said proceeds shall be delivered to Lender in the same form received except for the endorsement of Borrower where necessary to permit collection of items, which endorsement Borrower agrees to make.  Lender will credit (conditional upon final collection) all such payments against the principal or interest of any loans secured hereby; provided, however, for the purpose of computing interest and the Collateral Monitoring Charge, any items or payments received by the Lender shall not be considered to have been credited against any loans secured hereby until three (3) days after receipt by Lender of any such items.  The order and method of such application shall be in the sole discretion of Lender and any portion of such funds which Lender elects not to so apply shall be paid over from time to time by Lender to Borrower. Lender will at all times have the right to require Borrower (i) to enter into a lockbox arrangement with Lender for the collection of such remittances and payments, or (ii) to deposit such remittances and payments at a financial institution which has agreed to accept drafts drawn on it by Lender under a written depository transfer agreement with Lender and to block Borrower's account and waive its rights as against such account.

(b)           Borrower hereby grants to Lender a lien, security interest and right of setoff as security for all liabilities and Obligations to Lender, whether now existing or hereafter  arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender.  At any time, without demand or notice, Lender may set off the same or any part thereof and apply the same to any liability or Obligation of Borrower and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

(c)           Borrower shall maintain all of its bank accounts, including without limitation, its operating and depository accounts, as described on Schedule "D" annexed hereto (the "Bank Schedule").  Upon fulfillment of the applicable conditions set forth in this Agreement and the Lender's determination to make a loan to Borrower, the Lender shall disburse the proceeds of the requested loan by crediting the same to the operating account of Borrower designated by Borrower to receive proceeds of loan advances on the Bank Schedule (the "Designated Account").  The Borrower hereby agrees to maintain the accounts as set forth on the Bank Schedule except for changes consented to in advance by the Lender, which any such consent by the Lender may be conditioned, among other things, upon receipt of an updated Bank Schedule.  Upon the request of the Lender, the Borrower shall, and shall cause the respective bank to, enter into and thereafter maintain a control agreement with respect to one operating account of the Borrower, such agreement to be in form and substance satisfactory to the Lender.

(d)           Lender may at any time during the existence of an Event of Default which is continuing, notify account debtors that Collateral has been assigned to Lender and that payments shall be made directly to Lender.  Upon request of Lender at any time during the existence of an Event of Default, Borrower will so notify such account debtors and will indicate on all billings to such account debtors that their accounts must be paid to Lender.  Lender shall have full power to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of Borrower.

(e)           Borrower shall pay to Lender on demand any and all reasonable counsel fees and other expenses incurred by Lender in connection with the preparation, interpretation, enforcement, administration or amendment of this Agreement, or of any documents relating thereto, and any and all expenses, including, but not limited to, all attorneys' fees and expenses, and all other expenses of like or unlike nature which may be expended by Lender to obtain or enforce payment of any account either as against the account debtor, Borrower, or any guarantor or surety of Borrower or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations or the Collateral or any of Lender's rights or interests therein or thereto, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings and all costs and expenses (including search fees) incurred or paid by Lender in connection with the administration, supervision, protection or realization on any security held by Lender for the debt secured hereby, whether such security was granted by Borrower or by any other person primarily or secondarily liable (with or without recourse) with respect to such debt, and all costs and expenses incurred by Lender in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Lender in connection therewith, which amounts shall be considered advances to protect Lender's security, and shall be secured hereby.  At its option and without limiting any other rights or remedies, Lender may at any time pay or discharge any taxes, liens, security interests or other encumbrances at any time levied against or placed on any of the Collateral other than Permitted Liens, and may procure and pay any premiums on any insurance required to be carried by Borrower, and provide for the maintenance and preservation of any of the Collateral, and otherwise take any action reasonably deemed necessary by Lender to protect its security, and all amounts expended by Lender in connection with any of the foregoing matters, including reasonable attorneys' fees, shall be considered obligations of Borrower and shall be secured hereby.

(f)           Borrower does hereby make, constitute and appoint any officer or agent of Lender as Borrower's true and lawful attorney−in−fact, with power to endorse the name of Borrower or any of Borrower's officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into possession of Lender in full or partial payment of any amounts owing to Lender; to sign and endorse the name of Borrower or any of Borrower's officers or agents upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts, and any instrument or documents relating thereto or to Borrower's rights therein; to give written notice to such office and officials of the United States Post Office to effect such change or changes of address so that all mail addressed to Borrower may be delivered directly to Lender; granting upon Borrower's said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as Borrower might or could do, and hereby ratifying all that said attorney shall lawfully do or cause to be done by virtue hereof.  Neither Lender nor Lender's attorney shall be liable for any acts or omissions nor for any error of judgment or mistake, except for their gross negligence or willful misconduct.  This power of attorney shall be irrevocable for the term of this Agreement and all transactions hereunder and thereafter as long as Borrower may be indebted to Lender.  The foregoing notwithstanding, excepting only the endorsement of checks that come into the possession of Lender, Lender agrees not to exercise the foregoing power of attorney absent the occurrence of an Event of Default which is continuing.

12.           FINANCING STATEMENTS.  Borrower hereby irrevocably authorizes Lender at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted Collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Borrower agrees to furnish any such information to Lender promptly upon request.  Borrower also ratifies its authorization for Lender to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

13.           BORROWER'S REPORTS.

(a)           Borrower covenants and agrees that from the date hereof until payment and performance in full of all Obligations, and until the termination of this Agreement, unless Lender otherwise consents in writing, Borrower shall deliver or cause to be delivered to Lender:

(i)           within thirty (30) days after the close of each fiscal month of Borrower, internally prepared financial statements of Borrower and Affiliate including consolidated and consolidating balance sheets as of the close of each month and consolidated and consolidating statements of income and consolidated and consolidating retained earnings for such month and for that portion of the fiscal year-to-date then ended, which shall be prepared on a basis consistent with that of the preceding period or containing disclosure of the effect on financial condition or results of operations of any change in such preparation, and which shall be certified by the chief financial officer of Borrower as being accurate and fairly presenting the financial condition of Borrower;

(ii)           within thirty (30) days of the end of each fiscal quarter, a copy of the general ledger trial balance of the Borrower;

(iii)          within ninety (90) days after the close of each fiscal year of Borrower, audited consolidated and consolidating financial statements including a balance sheet as of the close of such fiscal year and statements of income, stockholders' capital and cash flow for the year then ended, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year or containing disclosure of the effect on financial condition or results of operations of any change in the application of accounting principles during the year, and accompanied by a report thereon containing an unqualified opinion of a recognized certified public accounting firm selected by Borrower and reasonably satisfactory to Lender, which opinion shall state that such financial statements fairly present the financial condition and results of operations of Borrower in accordance with generally accepted accounting principles;

(iv)           annually, at least thirty (30) days before the beginning of each fiscal year of Borrower, projections of Borrower's balance sheet, statement of profit and loss and cash flow for the next succeeding fiscal year broken down on a month to month basis;

(v)           within ten (10) days of the close of each month, monthly aging of accounts receivable and accounts payable and inventory status reports in form, scope and substance satisfactory to Lender;

(vi)           within one (1) business day of the close of each week an inventory status report indicating on-hand volumes with values extended based on the immediately preceding fiscal month’s average costs;

(vii)          daily loan and collateral descriptions, including without limitation, sales, cash receipts and adjustments, in the form supplied by Lender to Borrower;

(viii)         within ten (10) days after Borrower's receipt, any management letter prepared by Borrower's independent auditors;

(ix)           contemporaneously with the delivery to governmental agencies, copies of all reports and information filed with governmental agencies;

(x)            upon receipt, copies of all bank account statements for all bank accounts maintained by Borrower;

(xi)           within thirty (30) days of the filing for each calendar year, a copy of the federal and state income tax returns filed by Borrower with each taxing authority;

(xii)           promptly upon Lender's written request, such other information about the financial condition and operations of Borrower, as Lender may, from time to time, reasonably request; and

(xiii)          promptly upon becoming aware of any Event of Default, or the occurrence or existence of an event which, with the passage of time or the giving of notice or both, would constitute an Event of Default hereunder, notice thereof in writing.

(b)           All information regarding sales, cash receipts, accounts and inventory shall be transmitted to Lender electronically, in acceptable formats (files with extensions *.prn, *.pdf, *.txt, *.xls, and other electronic readable formats are acceptable; scanned copies are not acceptable), either transmitted to Lender via internet or e-mail.  In the event that Borrower fails to report such information to Lender electronically, Lender reserves the right, in its sole discretion, to charge Borrower, upon ten (10) days notice to Borrower, a monthly fee in an amount necessary to cover the costs of the manual input of such data by Lender.

14.           GENERAL AGREEMENTS OF BORROWER.

(a)           Borrower agrees to keep all the Collateral insured with coverage and in amounts not less than that usually carried by one engaged in a like business and in any event not less than that required by Lender with loss payable to Lender and Borrower, as their interests may appear, hereby appointing Lender as attorney for Borrower in obtaining, adjusting, settling and canceling such insurance and endorsing any drafts.  As further assurance for the payment and performance of the Obligations, Borrower hereby assigns to Lender all sums, including returns of unearned premiums, which may become payable under any policy of insurance on the Collateral and Borrower hereby directs each insurance company issuing any such policy to make payment of such sums directly to Lender.

(b)           Although, as above set forth, Lender has a continuing security interest in all of Borrower's Collateral and in the proceeds thereof, Borrower will at all times maintain as the minimum security hereunder a Borrowing Base not less than the aggregate unpaid principal of all loans made hereunder and if Borrower fails to do so, Borrower will immediately make the necessary reduction in the unpaid principal amount of said loans so that the loans outstanding hereunder do not in the aggregate exceed the Borrowing Base.

(c)           Borrower will at all times keep accurate and complete records of Borrower's inventory, accounts and other Collateral, and Lender, or any of its agents, shall have the right, upon reasonable notice (except when an Event of Default exists), to call at Borrower's place or places of business at intervals to be determined by Lender, and without hindrance or delay, to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, correspondence which relate to Borrower's accounts, and other Collateral or other transactions, between the parties thereto and the general financial condition of Borrower and Lender may remove any of such records temporarily for the purpose of having copies made thereof.

(d)           Borrower will maintain its existence in good standing and comply in all material respects with all laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof, or of any governmental authority which may be applicable to it or to its business.

(e)           Borrower will pay all real and personal property taxes, assessments and charges and all franchises, income, unemployment, old age benefits, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any penalty from accruing or any lien (other than Permitted Liens) or charge from attaching to its property, other than those contested in good faith by appropriate proceedings.

(f)           Lender may in its own name or in the name of others communicate with account debtors in order to verify with them to Lender's satisfaction the existence, amount and terms of any accounts.

(g)           If any of Borrower's accounts arise out of contracts with the United States or any department, agency, or instrumentality thereof, Borrower will immediately notify Lender thereof in writing and execute any instruments and take any steps required by Lender in order that all monies due and to become due under such contracts shall be assigned to Lender and notice thereof given to the Government under the Federal Assignment of Claims Act.

(h)           If any of Borrower's accounts should be evidenced by promissory notes, trade acceptances, or other instruments for the payment of money, Borrower will immediately deliver same to Lender, appropriately endorsed to Lender's order and, regardless of the form of such endorsement, Borrower hereby waives presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

(i)           Subject to the Intercreditor Agreement, if any goods are at any time in the possession of a bailee, Borrower shall promptly notify Lender thereof and, if requested by Lender, shall promptly obtain an acknowledgment from the bailee, in form and substance satisfactory to Lender, that the bailee holds such Collateral for the benefit of Lender and shall act upon the instructions of Lender, without the further consent of Borrower.  Lender agrees with Borrower that Lender shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by Borrower with respect to the bailee.

(j)           If Borrower is at any time a beneficiary under a letter of credit now or hereafter issued in favor of Borrower, Borrower shall promptly notify Lender thereof and, at the request and option of Lender, Borrower shall, pursuant to an agreement in form and substance satisfactory to Lender, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Lender of the proceeds of any drawing under the letter of credit, or (ii) arrange for Lender to become the transferee beneficiary of the letter of credit, with Lender agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied  in the same manner as any other payment on an account.

(k)           If Borrower shall at any time hold or acquire a commercial tort claim, Borrower shall immediately notify Lender in a writing signed by Borrower of the brief details thereof and grant to Lender in such writing a security interest therein, and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

(l)           Borrower will promptly pay when due all taxes and assessments upon the Collateral or for its use or operation or upon this Agreement, or upon any note or notes evidencing the Obligations, except those contested in good faith by appropriate proceedings, and will, at the request of Lender, promptly furnish Lender the receipted bills therefor.  At its option, Lender may discharge taxes, liens or security interests or other encumbrances at any time levied or placed on the Collateral (other than Permitted Liens), may pay for insurance on the Collateral and may pay for the maintenance and preservation of the Collateral.  Borrower agrees to reimburse Lender on demand for any payments made, or any expenses incurred by Lender pursuant to the foregoing authorization, and upon failure of Borrower so to reimburse Lender, any such sums paid or advanced by Lender shall be deemed secured by the Collateral and constitute part of the Obligations.

(m)           Borrower will immediately notify Lender upon receipt of notification of any potential or known release or threat of release of any Hazardous Substances under any Environmental Law.  As used herein, the following terms shall the following meanings:

"Hazardous Substances" means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law; and

"Environmental Law" means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment to the extent applicable to Borrower.

(n)           Except for Lender's gross negligence or willful misconduct, Borrower will indemnify and save Lender harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable attorneys' fees) that Lender may sustain or incur by reason of defending or protecting this security interest or the priority thereof or enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations and/or the Collateral.  This indemnity shall survive the repayment of the Obligations and the termination of Lender's agreement to make loans available to Borrower and the termination of this Agreement.

(o)           At the option of Lender, Borrower will furnish to Lender, from time to time, within five (5) days after the accrual in accordance with applicable law of Borrower's obligation to make deposits for F.I.C.A. and withholding taxes and/or sales taxes, proof satisfactory to Lender that such deposits have been made as required.

(p)           Should Borrower fail to make any of such deposits or furnish such proof then Lender may, in its sole and absolute discretion, (i) make any of such deposits or any part thereof, (ii) pay such taxes, or any part thereof, or (iii) set−up such reserves as Lender, in its judgment, shall deem necessary to satisfy the liability for such taxes.  Each amount so deposited or paid shall constitute an advance under the terms hereof, repayable on demand with interest, as provided herein, and secured by all Collateral and any other property at any time pledged by Borrower with Lender.  Nothing herein shall be deemed to obligate Lender to make any such deposit or payment or set−up such reserve and the making of one or more of such deposits or payments or the setting−up of such reserve shall not constitute (i) an agreement on Lender's part to take any further or similar action, or (ii) a waiver of any default by Borrower under the terms hereof.

(q)           All advances by Lender to Borrower under this Agreement and under any other agreement constitute one general revolving fluctuating loan, and all indebtedness of Borrower to Lender under this and under any other agreement constitute one general Obligation.  Each advance to Borrower hereunder or otherwise shall be made upon the security of all of the Collateral held and to be held by Lender.  It is distinctly understood and agreed that all of the rights of Lender contained in this Agreement shall likewise apply, insofar as applicable, to any modification of or supplement to this Agreement and to any other agreements between Lender and Borrower.  Any default of this Agreement by Borrower shall constitute, likewise, a default by Borrower of any other existing agreement with Lender, and any default by Borrower of any other agreement with Lender shall constitute a default of this Agreement.  The entire Obligation of Borrower to Lender shall become due and payable upon termination of this Agreement.

(r)           Borrower hereby grants to Lender for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owing from Borrower to Lender are fully paid and discharged, the right to use all premises or places of business which Borrower presently has or may hereafter have and where any of the Collateral may be located, at a total rental for the entire period of $1.00.  Lender agrees not to exercise the rights granted in this paragraph unless and until Lender determines to exercise its rights against the Collateral.

(s)           Borrower will, at its expense, upon request of Lender promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or desirable or as Lender may request in order to correct any defect, error or omission which may at any time be discovered or to more effectively carry out the intent and purpose of this Agreement and to establish, perfect and protect Lender's security interest, rights and remedies created or intended to be created hereunder.

(t)           Borrower hereby grants to Lender for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owed to Lender are fully paid and discharged, a non−exclusive irrevocable royalty−free license in connection with Lender's exercise of its rights hereunder, to use, apply or affix any trademark, trade name logo or the like and to use any patents, in which Borrower now or hereafter has rights, which license may be used by Lender in connection with the operation of Borrower's business upon and after the occurrence of any one or more of the Events of Default, provided, however, that such use by Lender shall be suspended if such Events of Default are cured.  This license shall be in addition to, and not in lieu of, the inclusion of all of Borrower's trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses in the Collateral; in addition to the right to use said Collateral as provided in this paragraph, Lender shall have full right to exercise any and all of its other rights regarding Collateral with respect to such trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses.

(u)           Borrower covenants and agrees that during the term of this Agreement, neither Borrower nor any of its owners, subsidiaries or affiliates shall, directly or indirectly, by operation of law or otherwise (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 4(l) above, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to Lender any certification or other evidence requested from time to time by Lender in its reasonable discretion, confirming Borrower's compliance with this section, or (iv) cause or permit any of the funds of Borrower that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

(v)           Borrower covenants and agrees that during the term of this Agreement, neither Borrower nor any of its owners, subsidiaries or affiliates shall, directly or indirectly, by operation of law or otherwise, knowingly cause or permit (i) any of the funds or properties of Borrower or any of its owners, subsidiaries or affiliates that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law ("Embargoed Person" or "Embargoed Persons") that is identified on (A) the "List of Specially Designated Nationals and Blocked Person" (the "SDN List") maintained by OFAC and/or on any other similar list ("Other List") maintained by OFAC pursuant to any authorizing statutes including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in Borrower (whether directly or indirectly) is prohibited by law, or the Loans made by Lender would be in violation of law, or (B) the Executive Order, any related enabling legislation or any other similar Executive Orders, or (ii) any Embargoed Person to have any direct or indirect interest, or any nature whatsoever in Borrower or any of its owners, subsidiaries ore affiliates, with the result that the investment in Borrower (whether directly or indirectly) is prohibited by law or any of the transactions contemplated hereunder is in violation of law.

15.           BORROWER'S NEGATIVE COVENANTS.  Borrower will not at any time:

(a)           (Minimum Availability) permit availability to be less than ten (10%) of the Credit Limit (currently Seven Hundred Thousand ($700,000.00) Dollars) at any time; for purposes of this covenant, "availability" shall mean the maximum amount of loans which under the Borrowing Base (without regard to the Credit Limit) could be obtained by Borrower, less the Borrowing Base Reserves made known to Borrower, less the aggregate amount of loans outstanding under this Agreement at the time such calculation is made;

(b)           (Pass Through Tax Entities) if Borrower is a Pass Through Tax Entity, make distributions to its shareholders and/or members during any fiscal year of Borrower in an aggregate amount greater than the amount necessary to pay federal and state income taxes upon such shareholders' or members' respective shares of Borrower's undistributed income for such year; provided that any Borrower may distribute up to Fifty Thousand ($50,000.00) Dollars in any twelve (12) month period to the extent necessary to permit Vertex Energy to pay general administrative costs and expenses;

(c)           (Disposition of Collateral) sell, assign, exchange or otherwise dispose of any of the Collateral, other than (i) inventory consisting of (a) scrap, waste, defective goods and the like; (b) obsolete goods; and (c) finished goods sold in the ordinary course of business or any interest therein to any individual, partnership, trust or other corporation; (ii) equipment which is no longer required or deemed necessary for the conduct of Borrower's business, so long as Borrower receives therefor a sum substantially equal to such equipment's fair value, remits such sum to Lender in accordance with the terms of this Agreement or replaces such equipment with other equipment of similar value which is subject to a security interest in Lender's favor; and (iii) sales of assets by one Borrower to another Borrower;

(d)           (Liens) create, permit to be created or suffer to exist any lien, encumbrance or security interest of any kind ("Lien") upon any of the Collateral or any other property of Borrower or Affiliate, now owned or hereafter acquired, except: (i) landlords', carriers', warehousemen's, mechanics' and other similar liens arising by operation of law in the ordinary course of Borrower's business; (ii) arising out of pledge or deposits under worker's compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation; (iii) purchase money Liens arising in the ordinary course of business for the purchase of equipment (so long as the indebtedness secured thereby does not exceed the lesser of the cost or fair market value of the property subject thereto, and such Lien extends to no other property); (iv) Liens for unpaid taxes that are either (x) not yet due and payable, or (y) are subject of permitted protests; (v) Liens which are the subject of permitted protests; (vi) those Liens and encumbrances set forth on Schedule "B" annexed hereto; (vii) in favor of Lender; and (viii) other liens permitted by the Credit and Guaranty Agreement dated as of May 2, 2014 among Vertex Energy, Vertex Energy Operating, certain other subsidiaries of Vertex Energy, as guarantors, various lenders party thereto and Goldman Sachs Bank USA as administrative agent (as the same may be amended, revised, supplemented or restated from time to time, the "GS Credit Agreement"); the term "permitted protests" as used herein means the right of Borrower to protest any Lien (other than a Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a federal or state tax lien) or rental payment, provided that (x) a reserve with respect to such liability is established on the books of Borrower in an amount that is reasonably satisfactory to Lender, (y) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (z) Lender is satisfied that, while such protest is pending, there will be no impairment of the enforceability, validity or priority of any of the Liens of Lender in and to the Collateral;

(e)           (Dividends and Distributions) pay any dividends on or make any distribution on account of (except, if Borrower is a Pass Through Tax Entity, consistent with subparagraph (b) above) any class of Borrower's capital stock (other than additional shares of such stock) or membership interests in cash or in property, or redeem, purchase or otherwise acquire, directly or indirectly, any of such stock or membership interests;

(f)           (Loans) make any loans or advances to any individual, partnership, trust or other corporation, including without limitation Borrower's directors, managers, officers and employees, except (i) advances to officers, managers or employees with respect to expenses incurred by them in the ordinary course of their duties which are properly reimbursable by Borrower, and (ii) intercompany loans by one Borrower to another;

(g)           (Guarantees) assume, guaranty, endorse or otherwise become directly or contingently liable in respect of (including without limitation by way of agreement, contingent or otherwise, to purchase, provide funds to or otherwise invest in a debtor or otherwise to assure a creditor against loss), any indebtedness of any individual, partnership, trust or other corporation, except (i) guarantees by any Borrower of the obligations of another Borrower hereunder or with respect to other indebtedness permitted to be incurred pursuant to subsection (h) below, (ii) guarantees by endorsement of instruments for deposit or collection in the ordinary course of business, (iii) indemnities arising under agreements entered into by a Borrower in the ordinary course of business, and (iv) guarantees in favor of Lender;

(h)           (Indebtedness) issue, or permit Affiliate to issue, evidence of indebtedness or suffer to, or permit Affiliate to suffer to, exist indebtedness in addition to indebtedness to the Lender except (i) indebtedness or liabilities of the Borrower other than for money borrowed, incurred or arising in the ordinary course of business, (ii) indebtedness of the Borrower for money borrowed which has been subordinated on terms and conditions satisfactory to the Lender, (iii) indebtedness relating to Permitted Liens, (iv) indebtedness of any Borrower to another Borrower; or (v) indebtedness due to Goldman Sachs Bank USA, as Administrative Agent, and the lenders party to the GS Credit Agreement;

(i)           (Investments) use any loan proceeds to purchase or carry any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or (ii) invest in or purchase any stock, securities or membership interest of any individual, partnership, trust, limited liability company or other corporation except (A) acquisitions of stock, securities or membership interests permitted pursuant to subsection (l) below, (B) investments owned as of the date of this Agreement in any Borrower or any subsidiary of a Borrower and investments made after the date of this Agreement in any Borrower, (C) investments made after the date of this Agreement in Vertex Ohio and/or Vertex Nevada with the proceeds of contemporaneous equity issuances by Vertex Energy, (D) readily marketable direct obligations of, or obligations guaranteed by, the United States of America or any agency thereof, (E) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (F) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (2) has Tier 1 capital (as defined in such regulations) of not less than One Hundred Million ($100,000,000.00) Dollars; and (G) shares of any money market mutual fund that (1) has substantially all of its assets invested continuously in the types of investments referred to in clause (A) above, (2) has net assets of not less than Five Hundred Million ($500,000,000.00) Dollars, and (3) has the highest rating obtainable from either S&P or Moody’s.;

(j)           (Transactions with Affiliates) enter into any lease or other transaction with any shareholder, officer or affiliate on terms any less favorable than those which might be obtained at the time from persons who (or entities which) are not such a shareholder, officer or affiliate;

(k)           (Subsidiaries) sell, transfer or otherwise dispose of any stock of any subsidiary of Borrower, other than a sale, transfer or other disposition of such stock to another Borrower;

(l)           (Mergers, Consolidations, Sales or Asset Acquisitions) (i) merge or consolidate with or into any corporation, except a Borrower may merge with or into another Borrower; (ii) enter into any joint venture or partnership with any person, firm or corporation; (iii) convey, lease or sell all or any material portion of its property or assets or business to any other person, firm or corporation, except for (A) the sale of inventory in the ordinary course of its business, (B) disposals of obsolete or worn out property, (C) sales of assets by one Borrower to another Borrower, and (D) dispositions permitted by subsection (c) above; (iv) convey, lease or sell any of its assets to any person, firm or corporation for less than the fair market value thereof; or (v) acquire (in any transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets or membership interests of any person or entity, other than permitted acquisitions; or

(m)           (Change in Legal Status) (i) change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, and (ii) change its type of organization, jurisdiction of organization or other legal structure.  If the Borrower does not have an organizational identification number and later obtains one, the Borrower shall forthwith notify the Lender of such organizational identification number.

For purposes of this section: "affiliate" shall mean any person or entity (i) which directly or indirectly controls, or is controlled by or is under common control with the Borrower or a subsidiary, (ii) which directly or indirectly beneficially holds or owns five (5%) percent or more of any class of voting stock of the Borrower or any subsidiary, or (iii) five (5%) percent or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a subsidiary; "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any person or entity, whether through the ownership of voting securities, by contract or otherwise; "distributions" shall mean all payment or distributions to shareholders, members or partners in cash or in property other than reasonable salaries, bonuses and expense reimbursements; "GAAP" shall mean generally accepted accounting principles; and "permitted acquisitions" means any acquisition by Borrower, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the capital stock of, or a business line or unit or a division of, any entity; provided, (i) immediately prior to, and after giving effect thereto, there does not exist an Event of Default or an event which, with notice or lapse of time or both, would constitute an Event of Default; (ii) in the case of the acquisition of capital stock, all of the capital stock acquired by the Borrower in connection with such acquisition shall be owned one hundred (100%) percent by the Borrower; (iii) any assets or division as acquired in accordance herewith shall be in the same business or lines of business in which Borrower is engaged as of the date hereof; (iv) such acquisition is funded solely from (A) capital stock of Vertex Energy, (B) the net cash proceeds from a contemporaneous issuance of capital stock by Vertex Energy, (C) funds on deposit in the so-called Vertex Refining Cash Collateral Account (i.e., Bank of America Account #488038572041 in the name of Vertex Nevada), or (D) any combination of the foregoing.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to herein, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

16.           DEFAULT; RIGHTS AND REMEDIES UPON DEFAULT.

(a)           Upon the occurrence of any one or more of the following events (herein, "Events of Default"), Lender may decline to make any or all further loans hereunder or under any other agreements with Borrower, any and all Obligations of the Borrower to Lender shall become immediately due and payable, at the option of Lender and without notice or demand.  The occurrence of any such Event of Default shall also constitute, without notice or demand, a default under all other agreements between Lender and the Borrower and instruments and papers given Lender by the Borrower, whether such agreements, instruments, or papers now exist or hereafter arise, namely:

(i)           The failure by the Borrower to pay when due any principal, interest, fees, costs, and expenses due pursuant to this Agreement.

(ii)          The failure by Borrower to pay when due any other Obligations.

(iii)         Default by the Borrower in the observance or performance of any of the covenants or agreements of the Borrower contained in Sections 5(b), 11(a) or 15 of this Agreement.

(iv)         The failure by the Borrower to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement, other than those described in Sections 5(b), 5(g), 11(a), 14(b) or 15, or in any other agreement with Lender which is not remedied within the earlier of ten (10) business days after (i) notice thereof by Lender to Borrower, or (ii) the date Borrower was required to give notice to Lender pursuant to Section 13(a)(xiii) hereof.

(v)           The determination by Lender that any representation or warranty heretofore, now or hereafter made by Borrower to Lender, in any documents, instrument, agreement, or paper was not true or accurate when given.

(vi)          The occurrence of any event such that the principal amount of any indebtedness of Borrower in excess of Two Hundred Fifty Thousand ($250,000.00) Dollars from any lender other than Lender could be accelerated, notwithstanding that such acceleration has not taken place.

(vii)         The occurrence of any event which would cause a lien creditor, as that term is defined in Section 9−102 of the Code, to take priority over advances made by Lender.

(viii)        A filing against or relating to Borrower of (A) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or (B) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state.

(ix)          The occurrence of any event of default under any other loan document between Lender and Borrower relating to this Agreement, whether such loan document now exists or hereafter arises (notwithstanding that Lender may not have exercised its rights upon default under any such loan document).

(x)          Any act by, against, or relating to Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any part of Borrower's property.

(xi)         The granting of any trust mortgage or execution of an assignment for the benefit of the creditors of Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for Borrower; the failure by Borrower to generally pay the debts of Borrower as they mature; adjudication of bankruptcy or insolvency relative to Borrower; the entry of an order for relief or similar order with respect to Borrower in any proceeding pursuant to Title 11 of the United States Code entitled "Bankruptcy" (the "Bankruptcy Code") or any other federal bankruptcy law; the filing of any complaint, application, or petition by or against Borrower initiating any matter in which Borrower is or may be granted any relief from the debts of Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the calling or sufferance of a meeting of creditors of Borrower; the meeting by Borrower with a formal or informal creditor's committee; the offering by or entering into by Borrower of any composition, extension or any other arrangement seeking relief or extension for the debts of Borrower, or the initiation of any other judicial or non−judicial proceeding or agreement by, against or including Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors.

(xii)           The entry of any judgment against Borrower in excess of Two Hundred Fifty Thousand ($250,000.00) Dollars (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage), which judgment is not satisfied or appealed from (with execution or similar process stayed) within thirty (30) days of its entry.

(xiii)           The occurrence of any event or circumstance with respect to Borrower such that Lender shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by Borrower under this Agreement or any other agreement between Lender and Borrower is impaired or there shall occur any material adverse change in the business or financial condition of Borrower.

(xiv)           The entry of any court order which enjoins, restrains or in any way prevents Borrower from conducting all or any material part of its business affairs in the ordinary course of business.

(xv)           Any event, transaction or occurrence as a result of which Benjamin P. Cowart shall for any reason cease to be actively engaged in the day-to-day management of Vertex Energy and its subsidiaries in the role he serves on the date hereof, unless (A) an interim successor reasonably acceptable to Lender is appointed within ten (10) days, and (B) a permanent successor reasonably acceptable to Lender is appointed within sixty (60) days.  Lender agrees to accept or reject any such successor within ten (10) days after notice of the impending appointment is given by Vertex Energy.

(xvi)           There shall have occurred a Change of Control.  As used herein, a "Change of Control" shall mean, at any time (A) Benjamin P. Cowart shall cease to beneficially own and control at least twenty (20%) percent on a fully diluted basis of the economic and voting interests in Vertex Energy; (B) any person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Benjamin P. Cowart (1) shall have acquired beneficial ownership of thirty (30%) percent or more on a fully diluted basis of the voting and/or economic interest in Vertex Energy, or (2) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Vertex Energy; (C) Vertex Energy shall cease to beneficially own and control one hundred (100%) percent on a fully diluted basis of the economic and voting interest in each other Borrower.

(xvii)          The occurrence of any uninsured loss, theft, damage or destruction to any material asset(s) of Borrower.

(xviii)         Any act by or against, or relating to Borrower or its assets pursuant to which any creditor of Borrower seeks to reclaim or repossess or reclaims or repossesses all or a portion of Borrower's assets.

(xix)           The termination of existence, dissolution, or liquidation of Borrower or the ceasing to carry on actively any substantial part of Borrower's current business.

(xx)           This Agreement shall, at any time after its execution and delivery and for any reason, cease (A) to create a valid and perfected first priority security interest in and to the property purported to be subject to this Agreement; or (B) to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by Borrower or any guarantor of Borrower denies it has any further liability or obligation hereunder.

(xxi)           Any Borrower or any of its senior officers is criminally indicted or convicted for (A) a felony committed in the conduct of such Borrower's business, or (B) any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material property or any Collateral.

(xxii)          The Borrower shall take or participate in any action which would be prohibited under the provisions of any subordination or intercreditor agreement or make any payment on subordinated debt to any person or entity that was not entitled to receive under the provisions of any such agreement.

(xxiii)         The repudiation of any loan document (including any Negative Pledge Agreement and/or the Intercreditor Agreement) by any party to such document.

Upon the occurrence of an Event of Default, Lender may declare any obligation Lender may have hereunder to be cancelled, declare all Obligations of Borrower to be due and payable and proceed to enforce payment of the Obligations and to exercise any and all of the rights and remedies afforded to Lender by the Uniform Commercial Code or under the terms of this Agreement or otherwise.  Upon the occurrence of, and during the continuance of, an Event of Default, Borrower, as additional compensation to Lender for its increased credit risk, promises to pay interest on all Obligations (including, without limitation, principal, whether or not past due, past due interest and any other amounts past due under this Agreement) at a per annum rate of three (3%) percent greater than the rate of interest then specified in Section 5 of this Agreement (the "Default Rate").

(b)          Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as Lender deems advisable, having due regard to compliance with any statute or regulation which might affect, limit or apply to Lender's disposition of the Collateral.  Lender may conduct any such sale or other disposition of the Collateral upon Borrower's premises.  Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event Lender shall provide Borrower with such notice as may be practicable under the circumstances), Lender shall give Borrower at least the greater of the minimum notice required by law, but not less than ten (10) days prior written notice of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made.  Lender may purchase the Collateral, or any portion of it at any public sale.

(c)           If the Lender sells any of the Collateral on credit, the Borrower will be credited only with payments actually made by the purchaser of such Collateral and received by the Lender.  If the purchaser fails to pay for the Collateral, the Lender may re-sell the Collateral and the Borrower shall be credited with the proceeds of the sale.

(d)           In connection with Lender's exercise of Lender's rights under this Agreement, Lender may enter upon, occupy and use any premises owned or occupied by Borrower, and may exclude Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by Lender.  Lender shall not be required to remove any of the Collateral from any such premises upon Lender's taking possession thereof, and may render any Collateral unusable to Borrower.  In no event shall Lender be liable to Borrower for use or occupancy by Lender of any premises pursuant to this Agreement.

(e)           Upon the occurrence of any Event of Default, Lender may require Borrower to assemble the Collateral and make it available to Lender at Borrower's sole risk and expense at a place or places which are reasonably convenient to both Lender and Borrower.

17.           STANDARDS FOR EXERCISING REMEDIES.  To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonable manner, Borrower acknowledges and agrees that it is not commercially unreasonable for Lender (a) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as Borrower, for expressions of interest in acquiring  all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of the Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, and specifically to disclaim any warranties of title or the like, (k) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Lender in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Lender would not be commercially unreasonable in Lender's exercise of remedies against the Collateral and that other actions or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this section.  Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to Borrower or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

18.           PROCESSING AND SALES OF INVENTORY.  So long as no Event of Default exists, Borrower shall have the right, in the regular course of business, to process and sell Borrower's inventory.  A sale in the ordinary course of business shall not include a transfer in total or partial satisfaction of a debt.

19.           WAIVER OF JURY TRIAL.  BORROWER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT BORROWER OR LENDER MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  Borrower hereby certifies that neither Lender nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Lender would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury.  Borrower acknowledges that Lender has been induced to enter into this Agreement by, among other things, this waiver.  Borrower acknowledges that it has read the provisions of this Agreement and in particular, this section; has consulted legal counsel; understands the right it is granting in this Agreement and is waiving in this section in particular; and makes the above waiver knowingly, voluntarily and intentionally.

20.           CONSENT TO JURISDICTION.  Borrower and Lender agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in any court of the State of Connecticut or in the District Court of the United States for the District of Connecticut, and Borrower waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to Borrower, or as otherwise provided by the laws of the State of Connecticut or the United States of America.

21.           TERMINATION.

(a)           Unless sooner terminated by Lender as a result of the occurrence of an Event of Default, Borrower's eligibility to request loans hereunder shall commence on the date hereof and shall continue for a period through and including the second anniversary date of this Agreement (the "Term").  If Borrower desires to terminate this Agreement prior to the end of the Term, Borrower shall give at least sixty (60) days prior written notice to Lender of Borrower's intention to do so and shall pay to Lender the termination charge set forth in Section 21(b) below.  Borrower's eligibility to request loans may be extended after the Term (and after any Renewal Term, as defined below) only with the express written consent of both Borrower and Lender.  Any such extension (and any further extension) shall be made only with the express written consent of both Borrower and Lender (each being a "Renewal Term").  At the end of the Term (or at the end of a Renewal Term, if applicable), unless extended as set forth herein, Borrower shall pay the entire balance of the loans and all other outstanding Obligations.  Further, upon termination of this Agreement, all of the rights, interests and remedies of Lender and Obligations of Borrower shall survive and Borrower shall have no right to receive, and Lender shall have no obligation to make, any further loans.  Upon full, final and indefeasible payment of the Obligations to Lender, all rights and remedies of Borrower and Lender hereunder shall cease, so long as any payment so made to Lender and applied to the Obligations is not thereafter recovered from or repaid by Lender in whole or in part in any bankruptcy, insolvency or similar proceeding instituted by or against Borrower, whereupon this Agreement shall be automatically reinstated without any further action by Borrower and Lender and shall continue to be fully applicable to such Obligations to the same extent as though the payment so recovered or repaid had never been originally made on such Obligations.

(d)          If this Agreement is terminated by the Lender following the occurrence of an Event of Default that begins prior to the second anniversary date of this Agreement, or if the Borrower requests that the Lender terminate on a date prior to the second anniversary date of this Agreement, then the Borrower shall pay to the Lender a termination fee in an amount equal to Seventy Thousand ($70,000.00) Dollars.  The foregoing notwithstanding, a termination charge will not be charged to the Borrower if this Agreement is terminated by the Borrower after thirteen (13) months from the date hereof and the Obligations paid with the proceeds of a loan from Community Trust Bank.

(e)           In the event that Borrower desires to terminate this Agreement prior to the end of the Term (or any Renewal Term, if applicable) and fails to deliver to Lender the sixty (60) day notice required pursuant to Section 21(a) above, Borrower may nevertheless terminate this Agreement and pay the Obligations in full if it (i) pays the termination charge set forth in Section 21(b) above, and (ii) pays additional interest for each day that the notice was short of the required sixty (60) day notice, which interest shall be in an amount that is equal to the Default Rate based on the greater of (i) Borrower's average borrowings under this Agreement for the two (2) month period prior to the date that Lender receives delivery of actual notice of Borrower's intention to terminate this Agreement, or (ii) the Minimum Loan Balance.

(f)           In the event that Lender continues to make loans hereunder after the Term or Renewal Term, as the case may be (the "Termination Date"), without a written extension of the Termination Date or after the occurrence of an Event of Default, all such loans: (i) shall be made in the sole and absolute discretion of Lender; and (ii) shall, together with all other Obligations, be payable thereafter ON DEMAND.

22.           JOINT AND SEVERAL LIABILITY.

(a)           Each Borrower is accepting joint and several liability under this Agreement in consideration of the financial accommodations to be provided by Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations of each Borrower to Lender.

(b)           Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations of each Borrower to Lender under this Agreement (including, without limitation, any Obligations arising under this section), it being the intention of the parties hereto that all the Obligations of each Borrower to Lender under this Agreement shall be the joint and several Obligations of each of the Borrowers without preferences or distinction among them.

(c)           If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations of each Borrower to Lender under this Agreement,  as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event the other Borrower, under this Agreement will make such payment with respect to, or perform, such Obligation.

(d)           The Obligations of each Borrower under the provisions of this section constitute full recourse Obligations of each Borrower enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

(e)           Except as provided in Section 16(b), each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any loans made under this Agreement, notice of any action at any time taken or omitted by Lender under or in respect of any of the Obligations of each Borrower to Lender under this Agreement, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement.  Except as provided in Section 16, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations of each Borrower to Lender under this Agreement, the acceptance of any payment of any of such Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Lender in respect of any of the Obligations of each Borrower to Lender under this Agreement, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations of each Borrower to Lender or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on Lender's part with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this section, afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this section, it being the intention of each Borrower that, so long as any of the Obligations under this Agreement remain unsatisfied, the Obligations of such Borrower under this section shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this section shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or Lender.  The joint and several liability of each Borrower under this Agreement shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or Lender.

(f)           The provisions of this section are made for the benefit of Lender and Lender's successors and assigns, and may be enforced by Lender in good faith from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on Lender's part first to marshal any of its claims or to exercise any of its rights against any Borrower or to exhaust any remedies available to Lender against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations under this Agreement or to elect any other remedy.  The provisions of this section shall remain in effect until all of the Obligations of each Borrower to Lender under this Agreement shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of such Obligations of each Borrower to Lender, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this section will forthwith be reinstated in effect, as though such payment had not been made.

(g)           Each Borrower agrees that it shall not exercise, and hereby expressly waives until full and final payment of all Obligations to Lender: (i) any right to subrogation or indemnification, and any other right to payment from or reimbursement by any other Borrower, in connection with or as a consequence of any payment made by any Borrower to Lender, (ii) any right to enforce any right or remedy which Lender may have or may hereafter have against any other Borrower, and (iii) any benefit of, and any right to participate in (A) any collateral now or hereafter held by Lender, or (B) any payment to Lender by, or collection by Lender from any other Borrower.  The provisions of this paragraph are made for the express benefit of each Borrower as well as Lender, and may be enforced independently by each Borrower or any successor in interest to each Borrower.

23.           MISCELLANEOUS.

(a)           No delay or omission on the part of Lender in exercising any rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.  All Lender's rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

(b)           Lender is authorized to make loans under the terms of this Agreement upon the request, either written or oral, in the name of Borrower by any authorized person whose name appears at the end of this Agreement or by any of the following named persons, from time to time, holding the following offices of Borrower, President, Treasurer and such other officers and authorized signatories as may from time to time be set forth in separate resolutions.

(c)           This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender's prior written consent and any prohibited assignment shall be absolutely void.  No consent to an assignment by Lender shall release Borrower from its Obligations.  Lender may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment.  Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Lender's rights and benefits hereunder.  In connection with any assignment or participation, Lender may disclose all documents and information which Lender now or hereafter may have relating to Borrower or Borrower's business.  To the extent that Lender assigns its rights and obligations hereunder to another party, Lender thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such other party.

(d)           Borrower agrees that any and all loans made by Lender to Borrower or for its account under this Agreement shall be conclusively deemed to have been authorized by Borrower and to have been made pursuant to duly authorized requests therefor on its behalf.

(e)           Unless otherwise defined in this Agreement, capitalized words shall have the meanings set forth in the Uniform Commercial Code as in effect in the State of Connecticut as of the date of this Agreement.

(f)           Paragraph and section headings used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.  If one or more provisions of this Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application).  This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto.

(g)           Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other loan document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested ), overnight courier, electronic mail or telefacsimile to Borrower or to Lender, as the case may be, at its address set forth at the end of this Agreement.

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.  All notices or demand sent in accordance with this section shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail.

(h)           Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings or any other paper delivered to Lender by Borrower in connection with this Agreement or any other agreement for more than four (4) months after receipt of the same by Lender.

(i)           Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

(j)           Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(k)           This Agreement, together with the other documents and instruments executed concurrently herewith represent the entire and final understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by evidence of any prior, contemporaneous or subsequent other agreement, oral or written, before the date hereof.

(l)           This Agreement can only be amended by a writing signed by both Lender and Borrower.

(m)           Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies Borrower and each other party to the transaction contemplated hereunder, which information includes the name and address of Borrower and each such other party and other information that will allow Lender to identify Borrower and each such other party in accordance therewith.

(n)           This Agreement may be executed in multiple counterparts, each of which shall be effective upon delivery and, thereafter, shall be deemed to be an original, and all of which shall be taken as one and the same instrument with the same effect as if each party hereto had signed on the same signature page.  Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signature thereto and may be attached to another part of this Agreement identical in form hereto and having attached to it one or more additional signature pages.  This Agreement may be transmitted by facsimile machine or by electronic mail in portable document format (“pdf”) and signatures appearing on faxed instruments and/or electronic mail instruments shall be treated as original signatures.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect hereof.

(o)           The laws of the State of Connecticut shall govern the construction of this Agreement and the rights and duties of the parties hereto.  This Agreement shall take effect as a sealed instrument.

(p)           Borrower confirms that the proceeds of the Loan are being, or will be, used solely for the purposes of conducting commercial activities and not for personal family or household purposes.

(q)           Reference is made to the Intercreditor Agreement, dated as of March _____, 2015 among Lender, as the Revolving Lender (as defined therein), Goldman Sachs Bank USA, as the Term Loan Administrative Agent (as defined therein), Vertex Energy, Vertex Energy Operating, and the subsidiaries of Vertex Energy named therein (as amended, modified, restated, amended and restated or supplemented from time to time, the "Intercreditor Agreement").  Each person or entity that benefits from the security thereunder, by accepting the benefits of the security provided thereby, (i) consents (or is deemed to consent), to the subordination of liens provided for in the Intercreditor Agreement, (ii) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, (iii) authorizes (or is deemed to authorize) the Revolving Lender and the Term Loan Administrative Agent on behalf of such person or entity to enter into, and perform under, the Intercreditor Agreement and (iv) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement was delivered, or made available, to such person or entity.

[Remainder of Page Left Intentionally Blank; Signature Pages Follow]

Notwithstanding any other provision contained herein, the liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

Witnessed By:	VERTEX ENERGY, INC.
VERTEX ENERGY OPERATING, LLC
VERTEX ACQUISITION SUB, LLC
VERTEX REFINING LA, LLC
VERTEX II GP, LLC
VERTEX MERGER SUB, LLC

/s/ Chris Carlson	By:	/s/ Benjamin P. Cowart
Benjamin P. Cowart, President and Chief
Executive Officer of Each of the Above

CEDAR MARINE TERMINALS, LP
CROSSROAD CARRIERS, L.P.
H & H OIL, L. P.
VERTEX RECOVERY, L.P.
	By:	VERTEX II GP, LLC,
Sole General Partner of Each of the Above

/s/ Chris Carlson	By:	/s/ Benjamin P. Cowart
Benjamin P. Cowart
President and Chief Executive Officer

	Address:	1331 Gemini, Suite 250
Houston, Texas 77058
	Telephone:	281-486-4182
Telecopier:
Email:

MIDCAP BUSINESS CREDIT LLC

	By:	/s/ Steven A. Samson
Steven A. Samson, President

	Address:	433 South Main Street
West Hartford, Connecticut 06110
	Telephone:	860-503-1629
	Telecopier:	800-217-0500
	E-mail:	ssamson@midcapcredit.com

STATE OF TEXAS

Harris, Houston, ss.

On this _____ day of March, 2015, before me, the undersigned notary public, personally appeared Benjamin P. Cowart, as President and Chief Executive Officer of Vertex Energy, Inc., Vertex Energy Operating, LLC, Vertex Acquisition Sub, LLC, Vertex Refining LA, LLC, Vertex II GP, LLC and Vertex Merger Sub, LLC, and as President and Chief Executive Officer of Vertex II GP, LLC, Sole General Partner of Cedar Marine Terminals, LP, Crossroad Carriers, L.P., H & H Oil, L. P. and Vertex Recovery, L.P., proved to me to be the person whose name is signed on the preceding or attached document, through satisfactory evidence of identification, namely, a driver's license issued by the State of Texas bearing the photographic image of the face and signature of Benjamin P. Cowart, and acknowledged to me that he signed it voluntarily for its stated purpose.

________________________________________
Notary Public
My Commission Expires:

SCHEDULES

The following Schedules to the within Loan and Security Agreement (All Assets) are respectively described in the section indicated.  Those Schedules in which no information has been inserted shall be deemed to read "None".

SCHEDULE "A"
Borrower's Places of Business and Organizational Identification Number (§3)

Borrower	Address	Property Located at Such Address	Organizational Identification Number
Vertex Energy, Inc.	1331 Gemini Street, Suite 250, Houston, Texas 77058	General office supplies and equipment	NV20081229119
Vertex Energy Operating, LLC	1331 Gemini Street, Suite 250, Houston, Texas 77058	General office supplies and equipment	801959969
Vertex Acquisition Sub, LLC	1331 Gemini Street, Suite 250, Houston, Texas 77058	General office supplies and equipment	NV20111698674
Vertex Refining LA, LLC	5000 River Road, Marrero, LA 70072	Used oil re-refinery and related inventory equipment	41456232K
	278 E. Ravenna Road, Myrtle Grove, LA 70037	Used oil re-refinery and related inventory equipment
Vertex II GP, LLC	1331 Gemini Street, Suite 250, Houston, Texas 77058	General office supplies and equipment	NV20121491058
Vertex Merger Sub, LLC	1331 Gemini Street, Suite 250, Houston, Texas 77058	General office supplies and equipment	200814410055
Cedar Marine Terminals, LP	200 Atlantic Pipeline Rd., Baytown, TX 77520	Storage Tanks Rolling Stock Process Production Equipment Inventory	0800533829
Crossroad Carriers, L.P.	1331 Gemini Street, Suite 250, Houston, Texas 77058	General office supplies and equipment	0800854831
H & H Oil, L.P.	20909 FM 685, Pflugerville, TX 78660	Storage Tanks Rolling Stock	0800848980
	7311 Decker Drive, Baytown, TX 77520	Storage Tanks Rolling Stock
	7941 Recycle Drive, Corpus Christi, TX 78409	Storage Tanks Rolling Stock
	11626 Old Corpus Christi Hwy, San Antonio, TX 78223	Storage Tanks Rolling Stock
Vertex Recovery, L.P.	1331 Gemini Street, Suite 250, Houston, Texas 77058	General office supplies and equipment	0800095940

SCHEDULE "B"
Other Encumbrances and Liens (§4(f)(i)
Vertex Energy:

Jurisdiction	Secured Party	Filing No. and Date	Collateral
NV	Banc of America Leasing & Capital, LLC	2013005448-2 - 3/1/13 2013005619-5 - Amend - 3/4/13 2013010495-8 - Amend - 4/24/13 2014021155-3 - Amend - 8/18/14 2014028186-5 Amend - 11/3/14	Leased Equipment
NV	Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent	2014010925-3 5/2/14	All Assets
NV	Bank of America, N.A.	2014011157-5 5/6/14	All Assets
NV	Pacific Western Equipment Finance, a division of Pacific Western Bank	2014014276-0 6/3/14	Leased Equipment
NV	Pacific Western Equipment Finance, a division of Pacific Western Bank	2014014277-2 6/3/14	Leased Equipment

Vertex Energy Operating:

Jurisdiction	Secured Party	Filing No. and Date	Collateral
TX	Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent	14-0014070906 5/2/14	All Assets
TX	Bank of America, N.A.	14-0014090564 5/5/14	All Assets

Pursuant to Article XXIV of that certain Tolling Agreement dated July 1, 2012 between Vertex Energy Operating (as successor in interest to Vertex Energy) and KMTEX LLC, as amended by First Amendment dated November 1, 2013, KMTEX LLC has an expressed contract lien upon all materials and products stored and handled under the terms of the agreement, or under any other agreements between Vertex Operating and KMTEX LLC.

Vertex Acquisition Sub:

Jurisdiction	Secured Party	Filing No. and Date	Collateral
NV	Bank of America, N.A.	2012024422-9 9/13/12	All Assets
NV	Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent	2014010926-5 5/2/14	All Assets
NV	Bank of America, N.A.	2014011155-1 5/6/14	All Assets

Vertex Refining:

Jurisdiction	Secured Party	Filing No. and Date	Collateral
LA	Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent	26-338783 5/2/14	Fixtures
LA	Bank of America, N.A.	26-338784 5/2/14	Fixtures
LA	Bank of America, N.A.	38-14-1392 5/5/14	Fixtures
LA	Goldman Sachs Bank USA, as Administrative	26-338786 5/5/14	All Assets
LA	Bank of America, N.A.	17-1402309 5/5/14	All Assets
LA	Goldman Sachs Bank USA, as Administrative Agent for the Lenders	38-14-1387 5/5/14	Fixtures
LA	Pacific Western Equipment Finance, a Division of Pacific Western Bank	17-1403372 6/5/14	Leased Equipment
LA	Pacific Western Equipment Finance, a Division of Pacific Western Bank	17-1403376 6/5/14	Leased Equipment
LA	Wells Fargo Bank, N.A.	26-342331 11/5/14	Specific Equipment
LA	Goldman Sachs Bank USA, as Administrative Agent for Lenders	26-342770 11/24/14	Fixtures
LA	Goldman Sachs Bank USA, as Administrative Agent for the Lenders	38-14-3182 12/2/14	Fixtures

Vertex II GP:

Jurisdiction	Secured Party	Filing No. and Date	Collateral
NV	Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent	2014010924-1 5/2/14	All assets
NV	Bank of America, N.A.	2014011156-3 5/6/14	All assets

Vertex Merger Sub:

Jurisdiction	Secured Party	Filing No. and Date	Collateral
CA	Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent	14-7410423945 5/2/14	All assets
CA	Bank of America, N.A.	14-7410532724 5/5/14	All assets

Cedar Marine:

Jurisdiction	Secured Party	Filing No. and Date	Collateral
TX	Bank of America, N.A.	12-0028945051 9/12/12	All Assets
TX	Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent	14-0014071391 5/2/14	All Assets
TX	Bank of America, N.A.	14-0014090685 5/5/14	All Assets
TX	Imagenet Consulting LLC	15-0003147031 2/5/15	Specific Equipment

Crossroad Carriers:

Jurisdiction	Secured Party	Filing No. and Date	Collateral
TX	Bank of America, N.A.	12-0028945314 9/12/12	All Assets
TX	Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent	14-0014071270 5/2/14	All Assets
TX	Bank of America, N.A.	14-0014090706 5/5/14	All Assets

H & H:

Jurisdiction	Secured Party	Filing No. and Date	Collateral
TX	Bank of America, N.A.	12-0028945798 9/12/12	All Assets
TX	Toyota Motor Credit Corporation	11-0011849378 - 4/20/11	Leased Equipment
TX	Wells Fargo Equipment Finance, Inc.	14-0001563373 - 1/8/14	Leased Equipment
TX	Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent	14-0014071159 5/2/14	All Assets
TX	Bank of America, N.A.	14-0014091191 5/5/14	All Assets

E-Source:

Jurisdiction	Secured Party	Filing No. and Date	Collateral
TX	Texas Citizens Bank N.A.	10-0033746872 - 11/23/10	Specific Equipment
TX	Olympus America Inc.	12-0013192655 - 4/26/12	Specific Equipment
TX	Texas Citizens Bank N.A.	12-0019556059 - 6/19/12	Specific Equipment
TX	Texas Citizens Bank, N.A.	12-0019556312 - 6/19/12	Specific Equipment
TX	Texas Citizens Bank, N.A.	13-0007164961 - 3/6/13	All Assets
TX	Texas Citizens Bank, N.A.	14-0003538923 - 1/29/14	Specific Equipment
TX	Texas Citizens Bank, N.A.	14-0003544768 - 1/29/14	Specific Equipment

SCHEDULE "C"
Leases (§4(f)(ii))

Borrower/Affiliate	Lessor	Description of Property	Date of Lease and Term	Rental Payable
Vertex Energy Operating, LLC	Banc of America Leasing & Capital, LLC	Petroleum process production equipment	February 27, 2013 60 months	$13,327.84/month
Vertex Refining LA, LLC	Sterling National Bank (as successor in interest to Pacific Western Equipment Finance)	Filter banks	Schedule 001: January 1, 2011 48 months	$24,284.06/month
Vertex Refining LA, LLC	First National Bank of St. Louis (as successor in interest to Pacific Western Equipment Finance)	Hydrotreater	Schedule 003: July 1, 2012 60 months	$50,408.91/month
Vertex Refining LA, LLC	First Utah Bank (as successor in interest to Pacific Western Equipment Finance)	Hydrogen compressors	Schedule 004: October 1, 2012 60 months	$17,146.12/month
Vertex Refining LA, LLC	CAM2 International, LLC (sublessor) and General American Transportation Corporation	Railcars	Varied by railcar rider	Varied by railcar rider
Vertex Refining LA, LLC	Louisiana LV OR LLC (f/k/a Omega Refining, LLC) (sublessor) and Trinity Chemical Industries, L.L.C.	Railcars	Varied by railcar rider	Varied by railcar rider
Vertex Refining LA, LLC	CAM2 International, LLC (sublessor) and Union Tank Car Company	Railcars	Varied by railcar rider	Varied by railcar rider
Vertex Refining OH, LLC	Mobile Mini, Inc.	Mobile Office Facility	March 2008 Month to month	$400.73/month
Vertex Refining OH, LLC	Nalco Company	TRASAR 5500 Controller	December 12, 2013 Month to month	$2,434.00/month
Vertex Refining OH, LLC	Stolt-Nielsen USA Inc.	Railcars	Varied by railcar rider	Varied by railcar rider
Vertex Refining OH, LLC	Ware	Boiler	June 10, 2014 Month to month	$5,832.00/month
Vertex Refining OH, LLC	Paragon Tank Leasing LLC	Chemical tank trailer	April 17, 2009 Month to month	$1,100/month
Vertex Refining OH, LLC	Sterling Environmental Service, LLC	Trucks and storage tanks	November 15, 2010 Five years	$2,835.00/month

****************************************
MATERIAL BELOW MARKED BY AN "***" HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THIS ENTIRE EXHIBIT INCLUDING THE OMITTED CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION
****************************************

SCHEDULE "D"
Bank Schedule (§11(c))

Designated Account

Borrower	Bank	Account Number	Location
Vertex Energy Operating, LLC	Bank of America	***	Houston, TX

Each Other Deposit Account

Borrower	Bank	Account Number	Location
Vertex Energy Operating, LLC	Bank of America	***	Houston, TX
Vertex Energy Operating, LLC	Bank of America	***	Houston, TX

EXHIBIT 1

MIDCAP BUSINESS CREDIT LLC

REVOLVING NOTE

$7,000,000.00	March _____, 2015

For value received, the undersigned (hereinafter collectively referred to as the "Borrower"), hereby promise, jointly and severally, to pay to the order of MidCap Business Credit LLC (the "Lender"), at its offices in West Hartford, Connecticut, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Seven Million ($7,000,000.00) Dollars, or, if less, the aggregate unpaid principal amount of all loans made by the Lender to the Borrower under the Loan Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Loan and Security Agreement (All Assets) of even date herewith (the "Loan Agreement") by and between the Lender and the Borrower.  The principal hereof and interest accruing thereon shall be due and payable as provided in the Loan Agreement.  This Note may be prepaid only in accordance with the Loan Agreement.

This Note is issued pursuant, and is subject, to the Loan Agreement, which provides, among other things, for acceleration hereof.  This Note is the "Note" referred to in the Loan Agreement.

This Note is secured, among other things, pursuant to the Loan Agreement, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower hereby agrees to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

All rights and obligations hereunder shall be governed by the laws of the State of Connecticut and this Note shall be deemed to be under seal.

Witnessed By:		VERTEX ENERGY, INC
VERTEX ENERGY OPERATING, LLC
VERTEX ACQUISITION SUB, LLC
VERTEX REFINING LA, LLC
VERTEX II GP, LLC
VERTEX MERGER SUB, LLC

By:
Benjamin P. Cowart, President and Chief
Executive Officer of Each of the Above

CEDAR MARINE TERMINALS, LP
CROSSROAD CARRIERS, L.P.
H & H OIL, L. P.
	By:	VERTEX II GP, LLC,
Sole General Partner of Each of the Above

By:
Benjamin P. Cowart
President and Chief Executive Officer

EXHIBIT 2

ACCOUNT NAME	CREDIT LIMIT
Glencore LTD	$1,000,000.00
Castleton	$1,000,000.00
Chevron Marine Products	$1,000,000.00
Kolmar Americas	$600,000.00
Rio Energy	$1,000,000.00